Exhibit 99.2

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Second Quarter Fiscal 2017 Results

BROOKFIELD, CT—(Marketwired  – May 17, 2017) —

•	Second quarter sales were $108.3 million, essentially flat sequentially; strong FPD growth was offset by a decline in IC demand

•	Net income attributable to Photronics, Inc. shareholders was $1.8 million ($0.03 per diluted share)

•	Net cash[1] improved to $281 million, providing additional financial strength and flexibility to fund growth

•	Third quarter 2017 guidance: sales between $110 and $120 million; diluted EPS between $0.05 and $0.12

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for fiscal 2017 second quarter ended April 30, 2017.

Second quarter sales were $108.3 million, essentially flat sequentially and down 12% compared with last year. Sales of integrated circuits (IC) photomasks were $82.6 million, down 4% sequentially and down 9% compared with last year, while sales of flat panel display (FPD) photomasks were $25.7 million, up 10% sequentially and down 20% compared with last year.

Net income attributable to Photronics, Inc. shareholders was $1.8 million ($0.03 per diluted share), compared with $1.9 million ($0.03 per diluted share), for the first quarter of 2017; and $11.9 million ($0.16 per diluted share) for the second quarter of 2016, which included a non-recurring tax benefit of $3.0 million ($0.03 per diluted share).

"Second quarter revenues were essentially flat compared with the first quarter as improving display photomask sales were offset by a decline in our high-end logic business in Taiwan,” said Peter Kirlin, chief executive officer. “FPD sales improved 10% driven by strengthening demand for mainstream masks. IC sales were down, primarily due to weak 28 nm demand in Taiwan. Operating margin decreased mainly due to a drop in gross margin as a result of an unfavorable product mix. We were able to generate cash, building upon our already strong balance sheet. Strategically, we achieved three important milestones since our first quarter report: the first of two new writing tools is being installed to add FPD capacity; construction began on our new China IC facility; and this morning we announced a new joint venture in China."

In a separate press release issued today, Photronics announced it has entered into a second joint venture with Dai Nippon Printing Co., Ltd. (Tokyo Stock Exchange:7912) focused on serving semiconductor manufacturers in China.

Third Quarter 2017 Guidance

Kirlin continued, “Heading into the third quarter, we are cautiously optimistic that we will achieve sales growth and margin expansion. High-end FPD demand is now strengthening rapidly, and we were running at full capacity as we entered the third quarter; we expect to remain full, even as we add capacity. High-end memory is growing as customers release new designs. And while we expect high-end logic to improve, this may not occur during our third quarter and therefore may not impact our sales until later this year.” For the third quarter of 2017, Photronics expects revenues to be between $110 million and $120 million and net income attributable to Photronics, Inc. shareholders to be between $0.05 and $0.12 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, May 17, 2017. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders, non-GAAP earnings per share, and non-GAAP EBITDA are "non-GAAP financial measures" as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc.'s financial results under GAAP to non-GAAP financial information. Photronics, Inc. believes these non-GAAP financial measures that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

•	Non-recurring tax benefit in fiscal 2016 related to the recognition of certain tax benefits in Taiwan that were determined to be realizable in filings for future tax periods
•	Non-recurring net gain on sale of investment in fiscal 2016
•	Interest expense, income tax expense/(benefit), depreciation and amortization, and other items are added to GAAP net income to derive non-GAAP EBITDA

Note:
1. Net cash defined as cash and cash equivalents less long-term borrowings (including current portion), as reported in accordance with GAAP.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.